CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
6.625% Medium-Term Notes, Series D Due December 1, 2037	$750,000,000	$23,025

(1)	Excludes accrued interest, if any.
(2)	A filing fee of $23,025, calculated in accordance with Rule 457(r), has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this pricing supplement.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-132469
333-132469-01
333-132469-02

Pricing Supplement No. 18, dated November 28, 2007,

to the Prospectus, dated March 16, 2006, and

the Prospectus Supplement, dated March 16, 2006.

$750,000,000

PRUDENTIAL FINANCIAL, INC.

6.625% MEDIUM-TERM NOTES, SERIES D

DUE DECEMBER 1, 2037

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

Banc of America Securities LLC	$187,500,000
Citigroup Global Markets Inc.	$187,500,000
Goldman, Sachs & Co.	$187,500,000
UBS Securities LLC.	$60,000,000
Wachovia Capital Markets, LLC	$60,000,000
BNP Paribas Securities Corp.	$33,750,000
The Williams Capital Group, L.P.	$33,750,000

TOTAL	$750,000,000

STATED MATURITY: December 1, 2037

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: November 28, 2007

ORIGINAL ISSUE DATE: December 3, 2007

ORIGINAL ISSUE PRICE: 99.177%

UNDERWRITERS’ COMMISSION: 0.75%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 98.427% or $738,202,500

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QBD6

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: Yes

Annual Rate: 6.625%

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc., or Prudential Financial, may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Use of Proceeds

Prudential Financial, Inc. intends to use the net proceeds from the sale of the notes for general corporate purposes, including to refinance certain of its capital debt obligations and to fund loans to certain of its operating affiliates.

Prudential Financial estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $569,000.

Banc of America Securities LLC	Citi	Goldman, Sachs & Co.

UBS Investment Bank

Wachovia Securities

BNP Paribas

The Williams Capital Group, L.P.

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